UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2021

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800
Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On February 24, 2021, Mr. Philippe Montantême resigned from the board of directors (“Board”) of Clean Energy Fuels Corp. (the “Company”), effective immediately, due to a decision by Total Marketing Services S.E. (“TMS”), a wholly owned subsidiary of Total S.E. (“Total”), to replace Mr. Montantême, one of its director designees, with Mr. Thomas Maurisse, as described below.

Appointment of New Director

On February 24, 2021, in accordance with Article II, Section 3 of the Company’s Amended and Restated Bylaws, the Board filled the vacancy created by Mr. Montantême’s resignation by appointing Mr. Thomas Maurisse as a director of the Company, effective immediately. Mr. Maurisse will not serve as a member of any committee of the Board.

Mr. Maurisse has been appointed as a director of the Company pursuant to and in accordance with the director designation rights granted to TMS in that certain Stock Purchase Agreement between the Company and TMS, dated May 9, 2018, under which, among other things, TMS purchased 25% of the outstanding shares of the Company’s common stock, which represents the largest ownership position among shareholders of the Company. Such share purchase and the other transactions and relationships related thereto are described in further detail in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on May 10, 2018, and in the Company’s Current Report on Form 8-K, filed with the SEC on June 13, 2018, and the agreements related to such transactions are filed or incorporated by reference as exhibits to such reports. All such descriptions and agreements are incorporated herein by reference.

Mr. Maurisse, 40, has served as Senior Vice President LNG for Total’s Gas, Renewables & Power Branch since 2019 where he oversees the renewable natural gas business, among others. Mr. Maurisse began his career in 2007 in the French Ministry of Economy, Finance & Industry where he became, in 2011, Chief of Staff of the State Secretary for Consumption, Small Enterprises, Trade & Services and Deputy Chief of Staff of the Minister of Economy, Finance & Industry. Mr. Maurisse joined Total in 2012 in the Refining & Chemicals Branch, where he worked successively in Germany as Head of the Economic Division of the Leuna refinery, then in Belgium as General Manager of the Supply Sales and Optimization activities for North and East Europe. In 2017, he joined the Exploration & Production Branch of Total as Strategy and Sales Director of Total EP Nigeria. Mr. Maurisse graduated from the Ecole Polytechnique in 2004 and the Ecole de Mines (Paris) in 2007.

Mr. Maurisse has voluntarily waived his right to receive compensation for his services as a director of the Company. As a result, the Company will not compensate Mr. Maurisse pursuant to its compensation arrangements for its other non-employee directors, but rather will only reimburse Mr. Maurisse for his reasonable out-of-pocket expenses.

The Company has entered into an indemnification agreement with Mr. Maurisse in the same form as the indemnification agreements the Company has entered into with its other directors, which form has been filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on March 27, 2007. In general, the indemnification agreement provides for, among other things, indemnification of each such person by the Company to the fullest extent authorized or permitted by law, subject to certain limited exceptions.

Except as set forth above, there are no arrangements or understandings between Mr. Maurisse and any other person pursuant to which Mr. Maurisse was selected as a director of the Company, there are no family relationships between Mr. Maurisse and any of the Company’s other directors or executive officers, and Mr. Maurisse is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Item 7.01     Regulation FD Disclosure.

On February 24, 2021, the Company issued a press release announcing the changes to its Board described in Item 5.02 of this Current Report on Form 8-K. A copy of such press release is attached hereto as Exhibit 99.1.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 24, 2021, issued by Clean Energy Fuels Corp.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2021	CLEAN ENERGY FUELS CORP.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

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